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Exhibit 99.(a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
Illumina, Inc.
at
$44.50 Net Per Share
by
CKH Acquisition Corporation
an indirect wholly owned subsidiary
of
Roche Holding Ltd

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 24, 2012, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (TOGETHER WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, THE "SHARES"), OF ILLUMINA, INC. (THE "COMPANY"), WHICH, TOGETHER WITH THE SHARES THEN OWNED BY ROCHE HOLDING LTD ("PARENT") AND ITS SUBSIDIARIES (INCLUDING CKH ACQUISITION CORPORATION (THE "PURCHASER")), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE COMPANY'S BOARD OF DIRECTORS REDEEMING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS") OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER OF THE COMPANY AND THE PURCHASER (OR ONE OF ITS AFFILIATES) AS DESCRIBED HEREIN (THE "MERGER"), (III) THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW IS INAPPLICABLE TO THE MERGER AND (IV) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING THE PURCHASER'S OR PARENT'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED VALUE TO PARENT OF THE ACQUISITION OF THE COMPANY. THE OFFER IS NOT CONDITIONED UPON ANY FINANCING ARRANGEMENTS OR SUBJECT TO A FINANCING CONDITION. OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN "THE OFFER—SECTION 14—CONDITIONS OF THE OFFER".

        PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Managers for the Offer are:

Citigroup

January 27, 2012

 IMPORTANT

        If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Citibank, N.A., the Depositary for the Offer. These materials must reach Citibank, N.A. on or prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "The Offer—Section 3—Procedure for Tendering Shares".

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary on or prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885 for assistance. See "The Offer—Section 3—Procedure for Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

* * *

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials are available on the SEC website at http://www.sec.gov or may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.

 TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		4
INTRODUCTION		8
THE OFFER		10
1.	Terms of the Offer	10
2.	Acceptance for Payment and Payment	11
3.	Procedure for Tendering Shares	12
4.	Withdrawal Rights	14
5.	Certain U.S. Federal Income Tax Considerations	14
6.	Price Range of Shares; Dividends	15
7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Select Market Listing; Registration under the Exchange Act; Margin Regulations	16
8.	Certain Information Concerning the Company	17
9.	Certain Information Concerning the Purchaser and Parent	18
10.	Source and Amount of Funds	19
11.	Background of the Offer	20
12.	Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights	23
13.	Dividends and Distributions	26
14.	Conditions of the Offer	26
15.	Certain Legal Matters; Regulatory Approvals	30
16.	Fees and Expenses	32
17.	Miscellaneous	33
Schedule I Directors, Executive Officers and Controlling Shareholders of Parent and the Purchaser		34

 SUMMARY TERM SHEET

        CKH Acquisition Corporation, an indirect wholly owned subsidiary of Roche Holding Ltd, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Illumina, Inc. (the "Company") (together with the associated preferred stock purchase rights) for $44.50 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included cross-references to other sections of this Offer to Purchase in this summary term sheet to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to buy my securities?

        Our name is CKH Acquisition Corporation. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of the Company and engaging in certain related activities. We are an indirect wholly owned subsidiary of Roche Holding Ltd, a joint stock company organized under the laws of Switzerland. See "The Offer—Section 9—Certain Information Concerning the Purchaser and Parent".

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding common stock, par value $0.01 per share, of the Company (together with the associated preferred stock purchase rights). We refer to one share of the common stock of the Company, together with the associated preferred stock purchase rights, as a "Share". See "Introduction".

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay $44.50 per share, net to seller in cash, without interest, without brokerage fees or commissions or, except in certain circumstances, stock transfer taxes and less applicable withholding taxes. If you are the record holder of your shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction".

Do you have the financial resources to pay for the shares?

        Yes. Based upon the Company's filings with the Securities and Exchange Commission, we estimate that we will need approximately $5.7 billion to acquire the Company pursuant to the Offer and the Merger and to pay the related fees and expenses. Roche Holding Ltd and its controlled affiliates expect to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from Roche Holding Ltd's or its controlled affiliates' general corporate funds and funds available under their existing credit facilities. In addition, such funds may be obtained through issuance of new notes or commercial paper. The Offer is not conditioned upon any financing arrangements or subject to a financing condition. See "The Offer—Section 10—Source and Amount of Funds".

Is your financial condition relevant to my decision to tender in the Offer?

        No. Since the offer is for all outstanding shares solely for cash and is not conditioned upon any financing arrangements and we, through our parent company, Roche Holding Ltd, together with its controlled affiliates, will have sufficient funds to acquire the Company pursuant to the Offer and the Merger and to pay the related fees and expenses, we do not think our financial condition is material to your decision whether to tender in the Offer. See "The Offer—Section 9—Certain Information Concerning the Purchaser and Parent".

Have you held discussions with the Company?

        We have tried repeatedly to discuss with the Company various potential transactions, but they have not been willing to engage in meaningful discussions with us to date. See "The Offer—Section 11—Background of the Offer". We remain willing, however, to have discussions with the Company and its advisors with respect to a negotiated transaction.

What are the associated preferred stock purchase rights?

        On January 26, 2012, the Company announced that its Board of Directors had adopted a stockholder rights agreement and declared a dividend of one preferred share purchase right for each outstanding Share. According to the Company's announcement, the dividend is payable on February 6, 2012 to stockholders of record on that date. In accordance with the stockholder rights agreement, the preferred stock purchase rights may permit shareholders who are not affiliated with us to purchase Shares at a discount in the event certain triggering events occur. Purchases of Shares by shareholders pursuant to the stockholder rights agreement would dilute our stake in the Company and make our proposed acquisition more expensive. It is a condition of the Offer that the Company's Board of Directors redeem the preferred stock purchase rights or that we are satisfied, in our reasonable discretion, that the rights have been invalidated or are otherwise inapplicable to the Offer and the Merger. See "The Offer—Section 8—Certain Information Concerning the Company" and "The Offer—Section 14—Conditions of the Offer".

How long do I have to decide whether to tender in the Offer?

        You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 12:00 Midnight, New York City time, at the end of the day on February 24, 2012. We currently expect that the Offer will be extended until the conditions to the Offer, which are described below, are satisfied. If the Offer is extended, we will issue a press release announcing the extension at or before 9:00 A.M., New York City time, on the next business day after the date the Offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer".

        We may elect to provide a "subsequent offering period". A subsequent offering period, if one is included, will be an additional period of time, beginning after we have purchased shares tendered during the Offer, during which stockholders may tender, but not withdraw, their shares and receive the Offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer—Section 1—Terms of the Offer".

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of shares (together with the associated preferred stock purchase rights) which, together with the shares then owned by Roche Holding Ltd and its subsidiaries (including us), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (ii) the Company's Board of Directors redeeming the associated preferred stock purchase rights or our being satisfied, in our reasonable discretion, that the rights have been invalidated or are otherwise inapplicable to the Offer and the Merger, (iii) our being satisfied, in our reasonable discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the Merger and (iv) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing our ability to acquire the Company or otherwise diminishing the expected value to us of the acquisition of the Company. The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are described in "The Offer—Section 14—Conditions of the Offer".

Can the Offer be extended and under what circumstances?

        We may, in our sole discretion extend the Offer at any time or from time to time. We might extend, for instance, if any of the conditions specified in "The Offer—Section 14—Conditions of the Offer" below are not satisfied prior to the expiration of the Offer.

        In addition, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived but not all of the Company's common stock has been tendered, we may, but are not obligated to, give stockholders a further opportunity to tender at the same price in one or more subsequent offering periods. See "The Offer—Section 1—Terms of the Offer".

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform Citibank, N.A., the Depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the Offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer".

How do I tender my shares?

        If you wish to accept the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Citibank, N.A., the Depositary for the Offer. These materials must reach Citibank, N.A. on or prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "The Offer—Section 3—Procedure for Tendering Shares".

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary on or prior to the expiration of the Offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885 for assistance. See "The Offer—Section 3—Procedure for Tendering Shares" for further details.

  •
  If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered. See "The Offer—Section 3—Procedure for Tendering Shares".

Until what time can I withdraw tendered shares?

        You can withdraw some or all of the shares that you previously tendered in the Offer at any time prior to the expiration of the Offer. Shares may also be withdrawn after March 26, 2012 unless theretofore accepted for payment as provided herein. Once we accept shares for payment, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during any subsequent offering period. See "The Offer—Section 4—Withdrawal Rights".

How do I withdraw tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, which includes all required information, to Citibank, N.A., the Depositary for the Offer, while you have the right to withdraw the shares. See "The Offer—Section 4—Withdrawal Rights".

When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the Offer, we will pay for all shares validly tendered that have not been withdrawn promptly after the later of the expiration of the Offer and the satisfaction or waiver of the conditions to the Offer that are dependent upon the receipt of government approvals. We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of government approvals. See "The Offer—Section 2—Acceptance for Payment and Payment".

        We will pay for your shares by depositing the purchase price with Citibank, N.A., the Depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by Citibank, N.A. of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "The Offer—Section 3—Book-Entry Delivery"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. See "The Offer—Section 2—Acceptance for Payment and Payment".

Will the Offer be followed by the Merger if all the shares are not tendered in the Offer?

        If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis, we intend to seek to effect the Merger with the Company. If the Merger takes place, Roche Holding Ltd will indirectly own all of the shares of the Company and all remaining stockholders (other than us, Roche Holding Ltd and its other subsidiaries, and any stockholders who have properly exercised appraisal rights in connection with the Merger) will receive the price per share paid in the Offer. See "The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights".

If a majority of the shares are tendered and accepted for payment, will the Company continue as a public company?

        If both the Offer is successful and the Merger takes place, the Company will no longer be publicly owned. Even if the Merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on the NASDAQ Global Select Market, there may not be a public trading market for the shares and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Select Market Listing; Registration under the Exchange Act; Margin Regulations".

If I decide not to tender, how will the Offer affect my shares?

        If the Offer is successful, we intend to seek to effect the Merger, pursuant to which all outstanding shares of the Company's common stock (except those shares for which appraisal rights are properly exercised) will be exchanged for an amount in cash per share equal to the price per share paid in the Offer. If the proposed second-step Merger takes place, stockholders who do not tender in the Offer (other than those who have properly exercised their appraisal rights in connection with the Merger) will receive the same amount of cash per share that they would have received had they tendered their shares in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering shares in the Offer is that tendering stockholders will be paid earlier and that appraisal rights are available in connection with the Merger, but not the Offer. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and of shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than us. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. Also, as described above, the Company may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Select Market Listing; Registration under the Exchange Act; Margin Regulations".

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights are not available in connection with the Offer. However, if the proposed second-step Merger takes place, appraisal rights will be available to holders of shares at the time of the Merger who have not sold their shares in the Offer or voted in favor of the Merger and who demand appraisal of their shares and otherwise comply with the applicable statutory procedures under the Delaware General Corporation Law. See "The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights".

What is the market value of my shares as of a recent date?

        On January 24, 2012, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of the Company's common stock reported on the NASDAQ Global Select Market was $37.69 per share. On January 26, 2012, the last full trading day before the date of this Offer to Purchase, the last reported sales price of the Company's common stock reported on the NASDAQ Global Select Market was $52.65 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See "The Offer—Section 6—Price Range of Shares; Dividends".

What are the U.S. federal income tax consequences of participating in the Offer?

        In general, your sale of shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances. See "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations".

Who can I talk to if I have questions about the Offer?

        You can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885 (toll-free) or Greenhill & Co., LLC and Citigroup Global Markets Inc., the Dealer Managers for the Offer, at (888) 504-7336 (toll-free) or (866) 362-5840 (toll-free), respectively. See the back cover of this Offer to Purchase.

To the Stockholders of Illumina, Inc.:

INTRODUCTION

        We, CKH Acquisition Corporation (the "Purchaser"), a Delaware corporation and indirect wholly owned subsidiary of Roche Holding Ltd, a joint stock company organized under the laws of Switzerland ("Parent"), are offering to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Illumina, Inc., a Delaware corporation (the "Company"), for $44.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders who have Shares registered in their own names and tender directly to Citibank, N.A., the depositary for the Offer (the "Depositary"), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of Greenhill & Co., LLC ("Greenhill") and Citigroup Global Markets Inc. ("Citi" and, together with Greenhill, the "Dealer Managers"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer—Section 16—Fees and Expenses".

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn on or prior to the Expiration Date (as defined below) a number of Shares, which, together with Shares then owned by Parent and its subsidiaries (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition"), (ii) the Company's Board of Directors (the "Company Board") redeeming the associated preferred stock purchase rights (the "Rights") or our being satisfied, in our reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed merger (the "Merger") of the Company and us (or one of our affiliates) as described herein (the "Rights Condition"), (iii) our being satisfied, in our reasonable discretion, that Section 203 of the Delaware General Corporation Law ("Delaware Law") is inapplicable to the Merger (the "Section 203 Condition") and (iv) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser's or Parent's ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company (the "Impairment Condition"). The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are described in "The Offer—Section 14—Conditions of the Offer".

        According to the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 2011 (the "Company 10-Q") filed by the Company with the Securities and Exchange Commission ("SEC"), as of October 15, 2011, there were outstanding 121,439,286 Shares and, as of October 2, 2011, there were outstanding stock options to purchase approximately 10,420,000 Shares and restricted stock units representing approximately 3,124,000 Shares. Based on the Company's filings with the SEC, we believe that there are approximately 12,864,000 Shares subject to issuance upon conversion of the Company's outstanding convertible notes. Based upon the foregoing, there were approximately 147,847,286 Shares outstanding on a fully diluted basis (the "Fully Diluted Shares"). Parent and Parent's Subsidiaries (including us) beneficially own 100 Shares representing approximately .000067% of the Fully Diluted Shares. Accordingly, we believe that the Minimum Tender Condition would be satisfied if approximately 74,071,394 Shares are validly tendered pursuant to the Offer and not withdrawn.

        The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate the Merger. Under Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we would be able to approve the Merger or other business combination without a vote of, or prior notice to, the Company Board or the Company's stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger or other business combination by the Company's stockholders. Approval of the Merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. Pursuant to such Merger or other business combination, outstanding Shares not owned by Parent or any of its subsidiaries (including us) would be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer.

        Parent and the Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Parent, the Purchaser and the Company.

        The Company has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition by the Purchaser of the entire equity interest in the Company.

        This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company's stockholders. Any such solicitation will be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

 THE OFFER

        1.    Terms of the Offer.    Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not withdrawn on or prior to the Expiration Date. "Expiration Date" means 12:00 Midnight, New York City time, at the end of the day on February 24, 2012, unless extended, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

        The Offer is subject to the conditions set forth in "Section 14—Conditions of the Offer", which include, among other things, satisfaction of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition and the Impairment Condition. If any condition is not satisfied, we may (i) terminate the Offer, and therefore not accept for payment or pay for any Shares, and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in "Section 4—Withdrawal Rights", retain all such Shares until the expiration of the Offer as so extended, (iii) waive all conditions to the Offer that remain unsatisfied and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn on or prior to the Expiration Date or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

        Subject to any applicable rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and the right of a tendering stockholder to withdraw Shares.

        Subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), the Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in "Section 14—Conditions of the Offer" have not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        We believe, based on publicly available information, that upon their issuance the Rights will be represented by the certificates for the Shares. Accordingly, by tendering Shares you are automatically tendering a similar number of Rights. If, however, the Rights detach and separate certificates evidencing the Rights are issued, tendering stockholders will be required to deliver certificates evidencing the Rights with the Shares.

        If we decrease the percentage of the Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer and that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders, and that if a material change approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

        If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

        If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, subject to the withdrawal rights described in "Section 4—Withdrawal Rights". Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

        After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit additional tenders of Shares (a "Subsequent Offering Period"). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period of at least three business days so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) the offer is for all outstanding securities of the class that is the subject of the Offer; (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (v) we offer the same form and amount of consideration to security holders in both the Offer and the Subsequent Offering Period and (vi) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

        We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

        We are making a request to the Company for its stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon our receipt of such lists from the Company, we will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        2.    Acceptance for Payment and Payment.    Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions of the Offer set forth in "Section 14—Conditions of the Offer" relating to governmental or regulatory approvals. If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see "Section 15—Certain Legal Matters; Regulatory Approvals".

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, an Agent's Message (as defined in "Section 3—Procedure for Tendering

Shares—Book-Entry Delivery")) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Tendering Shares". Accordingly, payment may be made to tendering stockholders at different times if delivery of Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

        3.    Procedure for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to tender Shares in the Offer, either (i) the Depositary must receive on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when such Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed the box labeled "Special Payment Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary on or prior to the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) on or prior to the Expiration Date; and

  •
  the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish that you are exempt from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        4.    Withdrawal Rights.    Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after March 26, 2012.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

        For your withdrawal of Shares previously tendered in the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date (or during the Subsequent Offering Period, if any) by again following any of the procedures described in "Section 3—Procedure for Tendering Shares".

        If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        5.    Certain U.S. Federal Income Tax Considerations.    The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders who exchange Shares pursuant to the Offer or during a Subsequent Offering Period, and is based upon present law (which may change, possibly with retroactive effect). Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the specific tax consequences to you of the exchange of Shares pursuant to the Offer or during a Subsequent Offering Period, including the effects of applicable state, local and other tax laws. The following discussion applies only if you hold your Shares as a capital asset and may not apply if you acquired your Shares pursuant to the exercise of stock options, you are not a citizen or resident of the United States or you are a person otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

        Your exchange of Shares pursuant to the Offer or during a Subsequent Offering Period will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you exchange Shares pursuant to the Offer or during a Subsequent Offering Period, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of any backup withholding). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at a maximum tax rate of 15%. The deduction of capital losses is subject to limitations.

        A stockholder whose Shares are exchanged in the Offer or during a Subsequent Offering Period may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See "Section 3—Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding".

        6.    Price Range of Shares; Dividends.    The Shares are listed and principally traded on the NASDAQ Global Select Market under the symbol "ILMN". The following table sets forth for the periods indicated the high and low sales prices per Share on the NASDAQ Global Select Market as reported in published financial sources:

	High	Low
2010
First Quarter	$40.90	$29.76
Second Quarter	$45.72	$36.70
Third Quarter	$50.93	$41.15
Fourth Quarter	$66.59	$47.70
2011
First Quarter	$74.12	$61.87
Second Quarter	$76.81	$65.41
Third Quarter	$79.40	$39.82
Fourth Quarter	$40.01	$25.96
2012
First Quarter (through January 26, 2012)	$55.15	$31.43

        According to the Company's publicly available documents, it has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the entire equity interest in the Company.

        The Offer represents a 64% premium to the last reported sales price of the Shares reported on the NASDAQ Global Select Market on December 21, 2011, the last full trading day before market rumors about a potential transaction involving the companies drove the Company's stock price significantly higher, a 61% premium to the one-month historical average of the Company's stock price and a 43% premium to the three-month historical average of the Company's stock price, both as of December 21, 2011, and an 18% premium to the last reported sales price of the Shares reported on the NASDAQ Global Select Market on January 24, 2012, the last full trading day before the announcement of our intention to commence the Offer.

        On January 26, 2012, the last full trading day before the date of this Offer to Purchase, the last reported sales price of the Shares reported on the NASDAQ Global Select Market was $52.65 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

        We believe, based on publicly available information, that upon their issuance, the Rights will be attached to the Shares and not traded separately. As a result, the sales price per share set forth above includes both a Share and associated Right. If a "distribution" of the Rights occurs, the Rights will detach and may subsequently trade separately from the Shares. If a "distribution" occurs and the Rights do begin to trade separately, please obtain a recent quotation for your Shares and Rights prior to deciding whether or not to tender.

        7.    Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Select Market Listing; Registration under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated but the Merger does not take place, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those who have properly exercised their appraisal rights in connection with the Merger) will receive the same amount per Share as they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier and that appraisal rights are available in connection with the Merger, but not the Offer.

        NASDAQ Global Select Market Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ Global Select Market. According to NASDAQ's published guidelines, the Shares would not meet the criteria for continued listing on the NASDAQ Global Select Market if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet these criteria, the listing of Shares on the NASDAQ Global Select Market would be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the NASDAQ Global Select Market, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

        Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or reporting on the NASDAQ Global Select Market. We believe that the purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ Global Select Market will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

        8.    Certain Information Concerning the Company.    The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Dealer Managers, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Managers, the Information Agent or the Depositary.

        According to the Company's Annual Report on Form 10-K for the year ended January 2, 2011 (the "Company 10-K"), the Company was incorporated in the State of California in April, 1998 and reincorporated in the State of Delaware in July, 2000, and, according to the Company's recent filings with the SEC, its principal executive offices are located at 5200 Illumina Way, San Diego, CA 92122. The Company's telephone number is (858) 202-4500. According to the Company 10-K, the Company provides a comprehensive line of genetic analysis solutions, with products and services that serve a broad range of highly interconnected markets, including sequencing, genotyping, gene expression and molecular diagnostics. Its customers include leading genomic research centers, academic institutions, government laboratories and clinical research organizations, as well as pharmaceutical, biotechnology, agrigenomics and consumer genomics companies. The Company's operating structure is divided into two business segments, the Life Sciences Business Unit and the Diagnostics Business Unit.

        Preferred Stock Purchase Rights.    The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, dated as of January 26, 2012, between the Company and Computershare Trust Company, N.A. (the "Rights Agreement") which is filed as Exhibit 1 to the Company's registration statement on Form 8-A filed with the SEC on January 26, 2012.

        On January 25, 2012, the Company Board declared a dividend of one Right for each outstanding Share. The dividend is payable on February 6, 2012 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, par value $0.01 per share (the "Preferred Shares"), at a price of $275.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

        Initially, the Rights will be attached to all Share certificates or to the registration of uncertificated Shares in the Company's share register, if any, and no separate certificates evidencing the Rights ("Right Certificates") will be issued. Separate Right Certificates will be mailed to holders of record of the Shares as soon as practicable after the close of business on the earlier to occur of (i) the tenth business day following a public announcement indicating that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Shares (which includes for this purpose stock referenced in derivative transactions and securities) or (ii) the tenth business day (or such later date as the Company's Board of Directors may determine prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the then outstanding Shares (the earlier of such dates being the "Distribution Date").

        The Rights Agreement provides that, until the Distribution Date (or earlier expiration, redemption or exchange of the Rights), (i) the Rights will be transferred with and only with the Shares, (ii) new Share certificates issued after the Record Date upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference, and the initial transaction statement or subsequent periodic statements with respect to uncertificated Shares, if any, that are registered after the Record Date upon transfer or new issuance of such Shares will also contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Shares, or the registration of transfer of ownership in the Company's share register with respect to uncertificated Shares outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Shares represented by such certificate or registration.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on January 26, 2017 (the "Final Expiration Date"), unless the Final Expiration Date is amended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

        If a person or group becomes an Acquiring Person (with certain limited exceptions), each holder of a Right will thereafter have the right to receive, upon exercise, Shares (or, in certain circumstances, Preferred Shares or other similar securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the existence of an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market value of two times the exercise price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Shares, the Company Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio per Right of one Share, or, under certain circumstances, other securities of equivalent value to one Share having substantially similar rights, privileges, preferences, voting power and economic rights (subject to adjustment).

        At any time prior to the Distribution Date, the Company Board may redeem the Rights, in whole but not in part, at a price of $0.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        The terms of the Rights may be amended by the Company Board without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).

        The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are subject to adjustment under certain circumstances.

        Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        Additional Information.    The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

        9.    Certain Information Concerning the Purchaser and Parent.    We are a Delaware corporation incorporated on December 15, 2011, with principal executive offices at 1 DNA Way, Bldg. 82-MS24, South San Francisco, CA 94080. The telephone number of our principal executive offices is (650) 225-1000. To date, we have engaged in no activities other than those incidental to our formation, the commencement of the Offer and related activities. The Purchaser is an indirect wholly owned subsidiary of Parent.

        Parent is a joint stock company founded in 1896 and organized under the laws of Switzerland, with principal executive offices at Grenzacherstrasse 124, CH-4070 Basel, Switzerland. The telephone number of its principal executive offices is +41-61-688-1111. Parent is a holding company which, through its subsidiaries (collectively, the "Roche Group"), engages primarily in the development, manufacture, marketing and sales of pharmaceuticals and diagnostics. Roche Group is one of the world's leading research-based health care groups active in the discovery, development, manufacture and marketing of pharmaceuticals and diagnostics with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. The Roche Group is also a world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. The Roche Group's personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. Parent's website is located at www.roche.com.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director, executive officer and controlling shareholder of Parent and the Purchaser and certain other information are set forth on Schedule I hereto.

        On December 19, 2011, the Purchaser purchased 100 Shares for $26.90 per share through an ordinary brokerage transaction.

        Except as set forth elsewhere in this Offer to Purchase: (a) none of the Purchaser, Parent and, to the Purchaser's and Parent's knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons or entities referred to in clause (a) above has effected any transaction in Shares or any other equity securities of the Company during the past 60 days; (c) none of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, their subsidiaries or, to Parent's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling shareholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (e) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, the Purchaser, their subsidiaries or, to Parent's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (f) none of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (g) none of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Parent, together with its controlled affiliates, has, and will arrange for us to have, sufficient funds to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses.

        10.    Source and Amount of Funds.    According to the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 2011 (the "Company 10-Q") filed by the Company with the Securities and Exchange Commission ("SEC"), as of October 15, 2011, there were outstanding 121,439,286 Shares and, as of October 2, 2011, there were outstanding stock options to purchase approximately 10,420,000 Shares and restricted stock units representing approximately 3,124,000 Shares. Based on the Company's filings with the SEC, we believe that there are approximately 12,864,000 Shares subject to issuance upon conversion of the Company's outstanding convertible notes. Based upon the foregoing, we will need approximately $5.7 billion to acquire the Company pursuant to the Offer and the Merger and to pay related fees and expenses. Parent and its controlled affiliates expect to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay the related fees and expenses. It is anticipated that all of such funds will be obtained from Parent's or its controlled affiliates' general corporate funds and funds available under its credit facilities. In addition, such funds may be obtained through issuance of new notes or commercial paper. Neither we nor Parent has any alternative financing plans or arrangements.

        The Offer is not conditioned upon any financing arrangements or subject to a financing condition.

        11.    Background of the Offer.    As part of the continuous evaluation of its businesses and plans, Parent regularly considers a variety of strategic options and transactions. In recent years, as part of this process, Parent has evaluated various alternatives for expanding its diagnostics business, including making significant investments in the genetic sequencing business.

        On November 1, 2011, Dr. Arthur D. Levinson, a member of Parent's board of directors, called Dr. William Rastetter, the Chairman of the Company, to request a meeting on behalf of Roche.

        On December 13, 2011, Dr. Franz Humer, the Chairman of Parent, and Dr. Levinson met with Dr. Rastetter and Mr. Jay Flatley, the Chief Executive Officer of the Company, in San Diego, California. During the meeting, Dr. Humer described Parent's strategic interest in genetic sequencing solutions and stated that Parent would be interested in acquiring the Company. Dr. Rastetter and Mr. Flatley indicated that they would report Parent's interest to the Company Board and thereafter revert to Dr. Humer.

        On December 21, 2011, Dr. Humer called Mr. Flatley. Mr. Flatley told Dr. Humer that he had spoken with the Company Board regarding Parent's interest in acquiring the Company, that the Company Board had authorized him to consult financial advisors and that Mr. Flatley expected to do so shortly. Dr. Humer reiterated Parent's desire to pursue an acquisition of the Company and indicated that Parent would be willing to consider a price of up to 50% over the Company's then-current share price. Dr. Humer also expressed Parent's desire to commence negotiations promptly concerning a potential transaction. On December 21, 2011, the last reported sales price of the Shares reported on the NASDAQ Global Select Market was $27.17.

        On December 22, 2011, an article published by Bloomberg identified the Company as a possible acquisition candidate of Parent. The last reported sales price of the Shares reported on the NASDAQ Global Select Market on such date was $29.07, a 7.0% increase from the last reported sales price of the Shares reported on the NASDAQ Global Select Market on the day prior to publication.

        On December 28, 2011, Mr. Flatley and Dr. Humer spoke telephonically. Mr. Flatley stated that the Company Board would not be able to meet in person until the end of January, but that it would consider Parent's proposal at that time. Mr. Flatley also indicated that the Company was in the process of selecting financial advisors.

        On January 3, 2012, Dr. Humer sent the following letter to Dr. Rastetter and Mr. Flatley:

  January 3, 2012

  Mr. William Rastetter, Chairman
  Mr. Jay Flatley, President and Chief Executive Officer
  Illumina, Inc.
  9885 Towne Centre Drive
  San Diego, CA 92121

  Dear Bill,
  Dear Jay,

          Thank you very much for meeting with me on December 13 and for our subsequent telephone conversations on December 21 and December 28. However, I am disappointed that we have not been able to engage more substantively since our meeting, and with that in mind, I am writing to be specific about our proposal. I hope this additional information will be helpful to you and your Board and accelerate discussions between our companies. Accordingly, on behalf of Roche, I would like to formally propose to you and your Board an all-cash offer to acquire 100% of the issued and outstanding shares of Illumina's common stock for $40.00 per share. This price represents a significant premium of 47% over Illumina's closing stock price on December 21, the day before market rumors about a potential deal involving our companies drove Illumina's stock price significantly higher. It also represents a 45% premium over the one month historical average and a 29% premium over the three month historical average of Illumina's share price and a 28.6x multiple of Illumina's projected forward earnings based upon analysts' consensus estimates for your 2012 EPS.

          We believe that the price we are offering is full and fair and expect that your shareholders would welcome the opportunity to sell their shares at a significant premium to current market prices. Our offer would be financed using cash from our balance sheet and borrowings available under our current credit facilities, and consequently, it is not subject to any financing contingency. We trust that you and your Board will agree that the transaction we are proposing is highly attractive.

          We are mindful that you and your management team have contributed greatly to Illumina's success. Roche contemplates continued employment of Illumina's management and other employees following the consummation of a transaction and we are prepared to work with you to develop mutually satisfactory employment arrangements. We intend to continue the Illumina legacy as a standalone division under the Illumina brand, similar to the manner in which Roche has successfully developed its post-acquisition relationship with Ventana Medical Systems. To that end, we also intend to maintain the company's headquarters in San Diego.

          It is our preference to work with you and the Illumina Board to reach a mutually agreeable transaction. As explained during our December 13 meeting, we would like to engage in constructive dialogue with you and members of your team to jointly develop an optimal strategy for maximizing the value of our combined businesses. We believe that it is in the interest of both companies and your shareholders that we begin this dialogue immediately. Roche and its financial and legal advisors (Greenhill & Co., LLC, Citigroup Global Markets, and Davis Polk & Wardwell) stand ready to meet with you and your advisors immediately.

          With our advisors, we have crafted this proposal on the basis of publicly available information. In order to consummate a transaction, we would need to complete satisfactory confirmatory due diligence and negotiate mutually acceptable transaction documentation. Accordingly, we do not believe that disclosure of this letter by Illumina or Roche is required. We intend to treat this letter as confidential and trust that you will do the same.

          Given the significant value represented by our offer, as well as the implied premium, we are confident that your shareholders will support our proposal. Furthermore, we believe this offer positions you, your employees and your other stakeholders for greater long-term success as part of a larger, more global organization. We truly hope that this letter will serve as a catalyst for prompt and productive discussions between our two companies. In view of the elapsed time since our December 13 meeting, I look forward to the response from you and your Board by January 16, 2012, and would ask that you or your advisors direct your response to Bob Greenhill (Chairman of Greenhill & Co., LLC) and Chris Hite (Global Head of Healthcare Investment Banking for Citigroup Global Markets, Inc.).

Very truly yours,
Franz B. Humer Chairman, Roche Holding Ltd

        On January 4, 2012, Mr. Flatley confirmed to Dr. Humer that he had received Dr. Humer's January 3 letter and stated that the Company was attempting to move up the Company Board meeting and would inform Parent of the date of such meeting as soon as it was scheduled.

        On January 5, 2012, Dr. Humer contacted Mr. Flatley and requested that the Company's advisors contact Parent's advisors to initiate more substantive discussions pending the meeting of the Company Board.

        On January 6, 2012, Mr. Flatley contacted Dr. Humer and informed him that the Company had selected Goldman Sachs & Co. ("Goldman Sachs") and Bank of America Merrill Lynch ("BAML") as its financial advisors, suggested that Parent's financial advisors arrange a call with Goldman Sachs and informed Dr. Humer that a telephonic meeting of the Company Board had been scheduled for January 17, 2012.

        On January 9, 2012, representatives of Greenhill and Citi participated in a telephonic conference call with representatives of Goldman Sachs. The Goldman Sachs representatives stated that the Company appreciated Parent's interest and confirmed that a meeting of the Company Board was scheduled for January 17, 2012. The Greenhill and Citi representatives expressed Parent's disappointment at the slow rate of progress and the Company's unwillingness to engage in substantive discussions concerning a potential transaction.

        On January 13, 2012, representatives of Greenhill and Citi participated in another telephonic conference call with representatives of Goldman Sachs, during which the participants discussed the recently concluded J.P. Morgan Healthcare Conference at which the Company had introduced an upgraded sequencing system and announced its preliminary fourth quarter results. Greenhill and Citi requested a further call after the meeting of the Company Board on January 17 and stated that in any event they would follow up on January 18 for an update.

        On January 19, 2012, Mr. Flatley and Dr. Humer spoke telephonically. Mr. Flatley reported that the Company Board had met on January 17, 2012 and had determined it was not in the best interests of the

Company's stockholders to pursue Parent's offer. Following the call, Mr. Flatley sent the following letter to Dr. Humer:

  January 18, 2012

  Via Email
  Mr. Franz B. Humer
  Chairman of the Board
  Roche Holding Ltd.
  Grenzacherstrasse 124
  4070 Basel
  Switzerland

    Re: Roche's proposal of January 3, 2012

  Dear Franz:

          As I had previously indicated would occur, our Board of Directors and financial and legal advisors met yesterday. We carefully considered your proposal to acquire Illumina, dated January 3, 2012, and additionally reviewed in detail our strategic plan and business forecasts. The Board is enthusiastic about our business and its prospects, and has unanimously determined that your proposal is not in the best interests of our shareholders.

          We remain very excited about our strategic direction and our commitment to Molecular Diagnostics, and we will continue to focus on delivering value to our shareholders.

Sincerely,
Jay T. Flatley President & CEO

        Also on January 19, 2012, following Dr. Humer's receipt of Mr. Flatley's letter, representatives of Greenhill and Citi participated in a telephonic conference call with representatives of Goldman Sachs and BAML, during which the Goldman Sachs and BAML representatives stated that they did not have anything to add beyond the content of Mr. Flatley's letter.

        On January 24, 2012, Dr. Humer called Dr. Rastetter. Dr. Humer stated that Parent was disappointed in the Company's reaction to Parent's proposal and that Parent had decided to increase its offer and disclose it publicly. Following the call, Dr. Humer sent the following letter to Mr. Flatley:

  January 24, 2012

  Mr. Jay Flatley
  President and Chief Executive Officer
  Illumina, Inc.
  5200 Illumina Way
  San Diego, CA 92122
  USA

  Dear Jay,

          While I appreciate the time you have taken to speak with me over the course of the last several weeks, the lack of any substantive progress in our efforts to negotiate a business combination between Illumina and Roche, and your January 18 letter confirming your Board's lack of interest in such a transaction, has led us to decide to publicly disclose our proposal to acquire all outstanding shares of Illumina at a price of $44.50 per share in cash. Accordingly, we will make this letter public simultaneously with my sending it to you.

          Roche's offer price of $44.50 per share in cash represents a substantial premium to Illumina's unaffected market prices: a premium of 64% over Illumina's closing stock price on December 21, 2011—the day before market rumors about a potential transaction between Roche and Illumina drove Illumina's stock price significantly higher—a 61% premium over the one month historical average and a 43% premium over the three month historical average of Illumina's share price, both as of December 21. It also represents a 30.1x multiple of Illumina's projected forward earnings based upon analysts' current consensus estimates for 2012.

          This is a compelling offer and we are confident that your stockholders will find it extremely attractive. We hope that your Board will now take the opportunity to negotiate a transaction that will allow your shareholders to realize this substantial value.

          We believe that our proposal presents a unique opportunity for Roche and Illumina and their respective stockholders and Roche believes that it is imperative to continue to pursue this matter. The price, with the large premium it represents, is a full and fair one.

          We have available cash on our balance sheet and borrowings under our credit facilities to complete the transaction and we therefore will not require a financing condition.

          As I have expressed to you previously, we are mindful that you and your management team have contributed greatly to Illumina's success. Roche contemplates continued employment of Illumina's management and employees following the consummation of a transaction and we are prepared to work with you to develop mutually satisfactory employment arrangements. We intend to continue the Illumina legacy within the Roche Diagnostics Division, and to maintain the Illumina brand. To that end, we intend to combine our existing Roche Applied Science business with Illumina and move the business area's headquarters to San Diego, California. We believe this approach should be attractive to your management and employees.

          Roche has attempted to engage Illumina's management and Board of Directors in a discussion on the merits of a business combination. Unfortunately, Illumina has been unwilling to engage in any meaningful dialogue on this matter. Therefore, while Roche continues to prefer a negotiated transaction with Illumina, Roche intends to promptly commence a tender offer to purchase all of the outstanding shares of common stock of Illumina for $44.50 per share in cash. Additionally, in view of your Board's response, we plan to nominate a slate of directors and make certain other proposals for the consideration of shareholders at Illumina's 2012 annual meeting which, if adopted, would result in Roche-nominated directors comprising a majority of your Board.

          We have engaged Greenhill & Co., LLC and Citigroup Global Markets Inc. as financial advisors and Davis Polk & Wardwell LLP as legal counsel to assist in completing this transaction. If you are willing to fully engage with us, we and our advisors are ready to meet with your representatives at any time to discuss this proposal and to answer any questions you have. We believe that time is of the essence and are prepared to move forward expeditiously by committing all necessary resources to complete a transaction promptly. If you are interested in discussing a possible negotiated transaction, please contact me as soon as possible.

Very truly yours,
Dr. Franz B. Humer Chairman, Roche Holding Ltd

On January 24, 2012, at approximately 9:40 p.m. New York Time, Parent issued a press release announcing its proposal to acquire all outstanding shares of the Company for $44.50 per share in cash. The press release also included the full text of Dr. Humer's January 24 letter to Mr. Flatley. The press release also noted that Parent intends to nominate a slate of highly qualified, independent candidates for election to Parent's board of directors and to propose certain other matters for the consideration of the Company's shareholders at the Company's 2012 annual meeting, which, if adopted, would result in Parent-nominated directors comprising a majority of the Company Board.

On January 27, 2012, Parent commenced the Offer.

        12.    Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights.

        Purpose of the Offer; Plans for the Company.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to request that some or all of the current members of the Company Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to explore all options available to secure control of the Company Board. In addition, we intend, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger. At the effective time of the Merger, the outstanding Shares not owned by Parent or any of its subsidiaries

(including us), except those Shares for which appraisal rights are properly exercised, would be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer.

        In addition to the Offer, we currently intend to nominate a slate of independent directors and make certain other proposals in connection with the Company's 2012 annual meeting that, if approved by the Company's stockholders, would result in such independent nominees comprising a majority of the Company Board and certain other amendments to the Company's bylaws. The Offer does not constitute a solicitation of proxies, absent a purchase of shares, for any meeting of the Company's stockholders. See "Section 3—Procedure for Tendering Shares—Appointment of Proxy". We currently intend to file a proxy statement and other relevant documents with the SEC in connection with our solicitation of proxies for the Company's 2012 annual meeting, and you are urged to read the proxy statement carefully and in its entirety when it becomes available and any other related documents filed with the SEC because they will contain important information.

        If we acquire Shares pursuant to the Offer and the Merger is not consummated, and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

        In the event that Parent acquires control of the Company, it currently intends to continue the Company's legacy within its Diagnostics Division maintaining the Illumina brand. Parent also intends to combine its existing Applied Science business with the Company and to move the business area's headquarters to San Diego, California. Parent plans to maintain operations in Penzberg, Germany, the current headquarters of its Applied Science business. In connection with our consideration of the Offer, Parent has reviewed and will continue to review various possible business strategies that it might consider in the event it acquires control, whether pursuant to the Offer, the Merger or otherwise.

        Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

        Statutory Requirements; Approval of the Merger.    Under Delaware Law and the Company's Certificate of Incorporation, if the Section 203 Condition is satisfied, the Merger will generally require the approval of the Company Board and the holders of a majority of the outstanding Shares. If we acquire, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, we would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. In addition, under Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we would be able to approve the Merger without a vote of, or prior notice to, the Company Board or the Company's stockholders. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition by us of the entire equity interest in the Company.

        Section 203 of Delaware Law ("Section 203") could significantly delay our ability to acquire the entire equity interest in the Company. In general, Section 203 prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer or the Merger or (ii) on or prior to the Expiration Date, there are validly tendered and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the Expiration Date (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

        We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate the Merger. We believe we would be able to cause the consummation of the Merger if we own a majority of the outstanding Shares and (i) the Merger is approved by the Company Board and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by us or our affiliates and associates or (ii) the Merger occurs after the expiration of three years following the date we became an interested stockholder.

        On the other hand, if we waive the Section 203 Condition and purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating the Merger or another business combination with the Company, we may (i) determine not to seek to consummate the Merger or another business combination with the Company, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by the Company. We have not determined whether we would take any of the actions described above under such circumstances.

        We are hereby requesting that the Company Board approve the Offer and take any other action necessary to render Section 203 inapplicable to the Merger. There can be no assurance that the Company Board will grant such approval or take such other action.

        The exact timing and details of the Merger will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer. Although we currently intend to propose the Merger generally on the terms described above, it is possible that, as a result of substantial delays in our ability to effect such a transaction, actions the Company may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. We reserve the right not to consummate the Merger, to propose such a transaction on terms other than those described above or to propose another business combination with the Company. Specifically, we reserve the right (i) to propose consideration in the Merger consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value more or less than the amount referred to above.

        Appraisal Rights.    No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have not sold their Shares in the Offer or voted in favor of the Merger or consented thereto in writing, and who otherwise comply with the applicable statutory procedures under Delaware Law. Each such holder will be entitled to receive a judicial determination of the fair value of such holder's Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with interest on such amount. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per Share price paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided under Delaware Law, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the merger agreement. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided under Delaware Law.

        Failure to comply with the requirements of Section 262 of Delaware Law for perfecting appraisal rights may result in the loss of such rights.

        The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware Law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware Law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        13.    Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under "Section 14—Conditions of the Offer", we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

        If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to our name or our nominee or transferee on the Company's stock transfer records of Shares purchased pursuant to the Offer, then, without prejudice to our rights under "Section 14—Conditions of the Offer", (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

        14.    Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer)), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum Tender Condition, the Rights Condition, the Section 203 Condition or the Impairment Condition shall not have been satisfied, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or under any agreement with the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC"), has not expired or been terminated early, or any required notification to a relevant competition authority under any applicable foreign antitrust or merger control statute or regulation has not been deemed by such authority to be complete, any post-notification waiting period required by such foreign statute or regulation has not expired or approval from the relevant competition authority as may be required by such foreign statute or regulation has not been obtained, prior to the Expiration Date, or if, at any time on or after the date of this Offer to Purchase, and on or prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of government approvals), any of the following conditions exist:

            (i)  there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of the Merger or other business combination involving the Company, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or other business combination involving the Company, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or that of the Company or any of our or the Company's respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or that of the Company or any of our or the Company's respective subsidiaries or affiliates, (d) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (e) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (f) seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or the Merger or other business combination involving the Company or (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates;

           (ii)  any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares, or the Merger or other business combination involving the Company, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions under the HSR Act or under any agreement with the Antitrust Division or the FTC or under any applicable foreign antitrust or merger control statutes or regulations (as in effect as of the date of this Offer to Purchase), that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (g) of paragraph (i) above;

          (iii)  the government of the United States has not completed its national security review and, if necessary, investigation, under the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended ("Exon-Florio"), and has not concluded that no adverse action with respect to the acceptance for payment of, and payment for, the Shares pursuant to the Offer or the consummation of the Merger, including any action to impose a condition upon, suspend or prohibit the Offer or the Merger, is necessary;

          (iv)  any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any of its affiliates that, in our reasonable judgment, is or may be materially adverse to the Company or any of its affiliates, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates;

           (v)  there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the commencement date of the Offer, (c) any change in the general political, market, economic or financial conditions in the United States, the European Union or elsewhere that, in our reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations or prospects of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the European Union, Switzerland or elsewhere, (e) the nationalization, insolvency or placement into receivership of, or provision of extraordinary assistance to, any major bank in the United States, European Union or Switzerland, or the taking of possession of any such bank by a governmental or regulatory authority, (f) the default by any member of the European Union in payment of, or the inability of any such member to pay, any of its debts as they become due or the withdrawal (or announcement of an intent to withdraw) by any member of the European Monetary Union therefrom or any such member otherwise ceasing (or announcing its intent to cease) to maintain the Euro as its official currency, (g) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. dollar or Euro currency exchange rates (including a material decline in the value of the Euro or dollar relative to any other currency)

  or the markets therefor (including any suspension of, or limitation on, such markets), (h) any material adverse change in the market price of the Shares or in the U.S. or European securities or financial markets, (i) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (j) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event or change that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or the availability of financing or (k) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (vi)  (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on January 20, 2012, (b) any such person or group which, on or prior to January 20, 2012, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares), (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

         (vii)  the Company or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company (other than the dividend of Rights previously announced by the Company and payable on February 6, 2012, a distribution of Right Certificates or a redemption of the Rights in accordance with the Rights Agreement), (f) altered or proposed to alter any material term of any outstanding security (other than to amend the Right Agreement to make the Rights inapplicable to the Offer and the Merger) or issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (i) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of the

  Merger or other business combination involving the Company, (j) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced or (k) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger);

        (viii)  we become aware (a) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of the Merger or other business combination involving the Company, other than pursuant to the Company's 0.625% convertible senior notes due 2014 or 0.25% convertible senior notes due 2016, in each case on the terms set forth in the relevant indentures between the Company and the Bank of New York, as trustee, in the forms filed by the Company with the SEC as Exhibit 4.1 to its current report on Form 8-K dated February 16, 2007 and Exhibit 4.1 to its quarterly report on Form 10-Q for the quarter ended April 3, 2011, respectively) or (b) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or subsidiaries or the value of the Shares to us or any of our affiliates or subsidiaries (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of the Merger or other business combination involving the Company);

          (ix)  any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the matters described or referred to in "Section 15—Certain Legal Matters; Regulatory Matters") shall not have been obtained on terms satisfactory to the Purchaser;

           (x)  we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

          (xi)  the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

which, in Parent's or the Purchaser's reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Parent, the Purchaser and their affiliates and may be asserted by us or Parent in our sole discretion regardless of the circumstances (including any action or omission by Parent or us) giving rise to any such conditions or may be waived by us in our sole discretion in whole or in part at any time or from time to time on or prior to the Expiration Date (provided that all conditions to the Offer other than those dependent upon the receipt of government approvals must be satisfied or waived prior to expiration of the Offer). We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

        15.    Certain Legal Matters; Regulatory Approvals.

        General.    Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 14—Conditions of the Offer".

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws, purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official, the Company or third party seeks to apply any other state takeover law (other than Section 203) to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "Section 14—Conditions of the Offer".

        U.S. Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        Pursuant to the requirements of the HSR Act, Parent expects to file a Premerger Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on or about February 8, 2012. If filed on that date, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, February 23, 2012, unless earlier terminated by the FTC or the Antitrust Division. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or agreement of Parent, the Purchaser and the Antitrust Division or the FTC, as applicable. We intend to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or consummation of the Merger or seeking divestiture of the Shares acquired in connection with the Offer or divestiture of substantial assets owned by us or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "Section 14—Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions.

        Foreign Antitrust Approvals.    Based upon our review of publicly available information concerning the Company, it appears that Parent and its subsidiaries conduct business in a number of countries outside of the United States in which the Company's products are currently sold. The antitrust or merger control statutes or regulations of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such statutes or regulations and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. Transactions such as our acquisition of Shares pursuant to the Offer are frequently scrutinized by foreign antitrust and competition authorities. Therefore, there can be no assurance that a challenge to the Offer under foreign antitrust or competition grounds will not be made or, if such a challenge is made, the result thereof. If any applicable waiting period has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval has been obtained or such applicable waiting period has expired or exemption been obtained. See "Section 14—Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to foreign antitrust approvals.

        If our acquisition of Shares is delayed by (i) a request for additional information or documentary material by the Antitrust Division or the FTC pursuant to the HSR Act or (ii) a request for additional information or the failure to obtain an approval or exemption from any governmental authority in any foreign country where such approval is required under any foreign antitrust or competition law, the Purchaser may extend the Offer.

        Exon-Florio.    Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of businesses engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of the acquired entity might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security.

        Pursuant to Exon-Florio, a party or parties to a proposed acquisition, merger or takeover may voluntarily submit a notification of such acquisition, merger or takeover by a foreign person to the Committee on Foreign Investment in the United States ("CFIUS"), an inter-agency committee chaired by the Treasury Department and composed of top officials from eight executive departments of the U.S. Government and seven White House agencies. A CFIUS member agency may also submit an agency notice of a proposed or completed acquisition, merger or takeover to CFIUS without the consent of the parties. Following submission of a notice, CFIUS has 30 calendar days to conduct a national security review of the transaction and either issue a no-action letter, at which point the review process is complete, or determine that a formal investigation is warranted. A formal investigation must be completed within 45 calendar days of its initiation and any decision by the President to take action must be announced within 15 days of the completion of the investigation. Under Exon-Florio and related regulations, CFIUS and the President have substantial discretion in conducting national security reviews and investigations.

        Exon-Florio does not require the filing of a notification and does not prohibit the consummation of acquisitions, mergers or takeovers for which notifications have been made to CFIUS prior to CFIUS' completion of its review of such transactions. However, if an acquisition, merger or takeover is consummated prior to the issuance of a no-action letter or notification is not made, such an acquisition, merger or takeover thereafter remains subject to divestment after the closing should the President subsequently determine that the national security of the United States has been threatened or impaired. We intend promptly to file with CFIUS a notification of the Offer and the Merger in accordance with the Exon-Florio regulations. Although we believe that the Offer and the Merger do not raise any national security concerns, there can be no assurance that CFIUS will not impose restrictions on the transaction(s) or will not determine to conduct an investigation of the proposed transaction, and, if an investigation is commenced, there can be no assurance regarding the ultimate outcome of such investigation. See "Section 14—Conditions of the Offer".

        Other.    Based upon our review of publicly available information concerning the Company, it appears that the Company and its subsidiaries conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer or the Merger, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, we may not be obligated to accept for payment or pay for any tendered Shares. See "Section 14—Conditions to the Offer".

        The Merger that we propose would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if the Merger were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

        16.    Fees and Expenses.

        Greenhill and Citi will each receive customary compensation for their services as our financial advisors in connection with the Offer (including their services as the Dealer Managers). We have also agreed to reimburse Greenhill and Citi for reasonable out-of-pocket expenses incurred in performing their services (including the fees and expenses of outside counsel) and to indemnify Greenhill and Citi against certain liabilities in connection with their services as financial advisor and/or the Dealer Managers, respectively, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, Citi and its affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained MacKenzie Partners, Inc. to act as the Information Agent and Citibank. N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Dealer Managers, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        17.    Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of us or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

CKH Acquisition Corporation
January 27, 2012

 SCHEDULE I

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING
SHAREHOLDERS OF PARENT

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director, executive officer and controlling shareholder of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. The business address of each director, officer and controlling shareholder is Grenzacherstrasse 124, CH-4070, Basel, Switzerland. Directors are identified by an asterisk (*) and controlling shareholders are identified with a cross (†).

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Dr. Franz B. Humer*	Dr. Humer has been a director since 1995 and served as Chairman of the Board since 2001. He served as Chief Executive Officer from 1998 to 2008. Dr. Humer is a member of the Boards of Diageo plc and a member of the Supervisory Board of Allianz AG.	Switzerland and Austria
Prof. Dr. Bruno Gehrig*

Prof. Dr. Gehrig is Vice-Chairman and Independent Lead Director and has been a director since 2004. He has served as Chairman of the Board of Swiss Life since 2003 and also serves as Chairman of the Board of Swiss International Air Lines Ltd. and a member of the Board of UBS AG. From 1996 through 2003, Prof. Dr. Gehrig served as Vice President of the Executive Board of the Swiss National Bank. In addition, Prof. Dr. Gehrig has served as a Professor of Management at the University of St. Gallen since 1991.

Switzerland
André Hoffmann*†

Mr. Hoffmann is Vice-Chairman and has been a director since 1996. He is a private investor. Since 2000, Mr. Hoffmann has served as Chairman of Nemadi Advisors Ltd. and as a member of the Boards of Givaudan Ltd. and Glyndebourne Productions Ltd. He is also Chairman of Living Planet Fund Management Co (since 2003) and a member of the Boards of Brunswick Leasing Ltd. (since 2003) and Massellaz S.A., Amazentis S.A., Lausanne and MedAssurant Inc., USA (since 2008). Mr. Hoffmann is Vice- Chairman of the Board of Givaudan Ltd., Vernier (Geneva).

Switzerland
Prof. Dr. Pius Baschera*

Prof. Dr. Baschera has been a director since 2007. He is Chairman of the Board of Hilti Corporation and was Chief Executive Officer of Hilti Corporation from 1994 until 2006. Prof. Dr. Baschera has been Chairman of the Board of Venture Incubator AG since 2001, a member of the Boards of Schindler Holding AG since 2005 and Vice-Chairman of the Advisory Boards of Vorwerk Group and ARDEX Group since 1995 and 2002, respectively.

Switzerland and Italy
Prof. Sir John Irving Bell*

Prof. Sir Bell has been a director since 2001. He has served as the Regius Professor of Medicine at the University of Oxford since 2002. Since 2006, Prof. Sir Bell has served as President of the Academy of Medical Sciences in the United Kingdom.

United Kingdom and Canada
Lodewijk J.R. de Vink*

Mr. de Vink has been a director since 2004. He has served as a founding partner of Blackstone Healthcare Partners, LLC since 2003. From 2002 through 2003, he served as Chairman of International Health Care Partners. Mr. de Vink is a member of the Board of Flamel Technologies.

United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Dr. DeAnne Julius*

Dr. Julius has been a director since 2002. She is currently the Chairman of Chatham House. She has also served as Chairman of the Royal Institute of International Affairs since 2003. From 2001 through 2004, Dr. Julius was a Director of the Bank of England. She has been a member of the Boards of BP plc and Lloyds TSB Bank since 2001.

United Kingdom and United States
Dr. Andreas Oeri*†	Dr. Oeri has been a director since 1996. He is an orthopedic surgeon.	Switzerland
Prof. Dr. Beatrice Weder di Mauro*

Prof. Dr. Weder di Mauro has been a director since 2006. She has served as a Professor of International Finance and Macroeconomics at the University of Mainz since 2001. Prof. Dr. Weder di Mauro has been a member the Board of ThyssenKrupp AG since 2010 and a member of the German Council of Economic Experts since 2004.

Switzerland and Italy
William M. Burns*

Mr. Burns has been a director since 2010. Prior to his retirement, Mr. Burns served as Chief Executive Officer of Parent's Pharmaceuticals Division from 2005 to 2009. He served as Head of the Pharmaceuticals Division from 2001 to 2005. Mr. Burns has been a member of the Boards of Chugai Pharmaceuticals since 2002 and Genentech, Inc. since 2004.

United Kingdom
Dr. Christoph Franz*	Dr. Franz has been a director since 2011 and is Chairman of the Executive Board and Chief Executive Officer of Deutsche Lufthansa AG.	Germany
Peter R. Voser*	Mr. Voser has been a director since 2011 and is Chief Executive Officer of Royal Dutch Shell plc. He previously served as Chief Financial Officer of Royal Dutch Shell plc.	Switzerland
Paul Bulcke*	Mr. Bulcke has been a director since 2011 and is Chief Executive Officer of Nestlé S.A.	Belgium
Dr. Arthur D. Levinson*	Dr. Levinson has been a director since 2010 and serves as the Chairman of the Board of Genentech, Inc. and Apple Inc.	United States
Dr. Severin Schwan	Dr. Schwan serves as Chief Executive Officer of the Roche Group and previously served as Chief Executive Officer of Roche Diagnostics.	Austria
Dr. Richard H. Scheller

Dr. Scheller serves as Executive Vice President of Research and Early Development for Genentech, Inc. Dr. Scheller previously served as Chief Scientific Officer and Executive Vice President of Research for Genentech, Inc.

United States
Dr. Gottlieb A. Keller

Dr. Keller has served as General Counsel and Head of Corporate Services since 2008. From 2004 through 2008, he was Head of Corporate Services and Human Resources and has been Secretary to the Board since 1999. From 1999 through 2003, he served as Corporate Compliance Officer of the Roche Group. He is a member of the Boards of scienceindustries Switzerland and economiesuisse.

Switzerland
Vera Michalski-Hoffmann†	Ms. Michalski-Hoffmann is Head of Libella, a publishing group.	Switzerland
Maja Hoffmann†	Ms. Hoffmann is a freelance producer.	Switzerland
Sabine Duschmalé-Oeri†	Ms. Duschmalé-Oeri engages in volunteer work and is involved in a number of cultural and social foundations.	Switzerland

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Catherine Oeri†	Ms. Oeri is a therapist. She is also Chairman of Foundation Board of Stiftung Wolf.	Switzerland
Jörg Duschmalé†	Mr. Duschmalé is currently a full-time student.	Switzerland
Lukas Duschmalé†	Mr. Duschmalé is currently a full-time student.	Switzerland
Sylvia Ayyoubi	Ms. Ayyoubi has served as Head of Group Human Resources since 2008. From 2001 through 2008, she served as Head of Divisional Human Resources, Diagnostics Division.	Switzerland
Dr. Jean-Jacques Garaud	Dr. Garaud serves as Head of Pharma Research and Early Development. He previously served as Global Head of Exploratory Development for Novartis.	France and United States
Dr. Alan Hippe

Dr. Hippe serves as Chief Financial and IT Officer. Previously, Dr. Hippe served as a member of the Executive Board of Thyssen-Krupp AG. From 2002-2009, Dr. Hippe served as Chief Financial Officer of Continental AG.

Germany
Dr. Daniel L. Zabrowski	Dr. Zabrowski currently serves as Director and Global Head of Roche Partnering. He previously served as Global Head of Development from 2002 to 2006.	United States
Sophie Kornowski-Bonnet

Ms. Kornowski-Bonnet will replace Daniel L. Zabrowski as Director and Global Head of Roche Partnering effective on February 1, 2012. From 2007 to January 2012 Ms. Komowski-Bonnet served as General Manager for Roche S.A.S.

France
Dr. Stephan Feldhaus

Dr. Feldhaus serves as Head of Group Communications. He previously served as Head of Communications for the Healthcare Sector of Siemens AG from 2006 until 2010 and as Head of Market Communications / Head of Employee Communications for Siemens AG from 2005 to 2006.

Germany
Osamu Nagayama	Mr. Nagayama serves as the Chairman of the Board, President and Chief Executive Officer of Chugai Pharmaceutical Co., Ltd.	Japan
Daniel O'Day

Mr. O'Day serves as Chief Operating Officer of the Diagnostics Division and as a member of the Roche Corporate Executive Committee. He previously served as President and Chief Executive Officer of Roche Molecular Diagnostics from 2006 to 2010 and as General Manager for Roche Pharma, Denmark from 2003 to 2006.

United States
Dr. Pascal Soriot

Dr. Soriot serves as Chief Operating Officer of the Pharmaceuticals Division and as a member of the Roche Corporate Executive Committee. He has also served as Integration Head for Genentech, Inc. in 2009, Head of Commercial Operations from 2007 to 2009, Head of Strategic Marketing from 2006 to 2007 and Chief Operating Officer of Aventis USA from 2002 to 2006 (Sanofi Aventis USA from 2004).

France

 DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of our directors and executive officers are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with us. The business address of each director and officer is c/o CKH Acquisition Corporation, attn: Bruce Resnick, 1 DNA Way, Bldg. 82-MS24, South San Francisco, CA 94080. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Bruce Resnick*	Mr. Resnick serves as President and Vice President and Treasurer. Mr. Resnick also serves as Vice President of Roche Holdings, Inc.	United States
Frederick C. Kentz III	Mr. Kentz serves as Vice President and Secretary. Mr. Kentz also serves as General Counsel of Hoffmann-LaRoche Inc.	United States
Roger Brown	Mr. Brown serves as Vice President and Assistant Secretary. Mr. Brown also serves as Director of Taxes of Genentech, Inc.	United States
David P. McDede	Mr. McDede serves as Vice President. Mr. McDede also serves as Vice President and Treasurer of Hoffmann-La Roche Inc.	United States

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

CITIBANK, N.A.

By Mail: Citibank, N.A. Global Transaction Services P.O. Box 859208 Braintree, MA 02185-9208 Attn: Corporate Actions Department	By Hand or Overnight Mail: Citibank, N.A. Global Transaction Services 161 Bay State Drive Braintree, MA 02184 Attn: Corporate Actions Department

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885

Email: Illumina@mackenziepartners.com

The Dealer Managers for the Offer are:

Citigroup
Greenhill & Co., LLC 300 Park Avenue New York, New York 10022	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013
Call Toll Free: (888) 504-7336	Call Toll Free: (866) 362-5840

QuickLinks

  Exhibit 99.(a)(1)(i)
Offer to Purchase for Cash All Outstanding Shares of Common Stock (including the associated preferred stock purchase rights) of Illumina, Inc. at $44.50 Net Per Share by CKH Acquisition Corporation an indirect wholly owned subsidiary of Roche Holding Ltd
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
  SCHEDULE I
DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDERS OF PARENT
DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER